Exhibit 10.12

AMENDMENT to LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is entered into as of December 1, 2023, by and between BTIG, LLC (“BTIG”), and Volato, Inc. (the “Company”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the engagement letter dated November 28, 2022, by and between BTIG and the Company (the “Agreement”).

WHEREAS, the parties entered into the Agreement which contains the terms and conditions of the engagement of BTIG by the Company to act as a financial advisor to the Company in connection with a Transaction; and

WHEREAS, the parties wish to amend the Agreement to expressly provide for certain matters related to the potential Transaction between the Company and PROOF Acquisition Corp. I.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Section 2(b) the Agreement is hereby amended by adding the following paragraph after the first paragraph of Section 2(b):

“BTIG and the Company agree that, if the Company consummates a Transaction with PROOF Acquisition Corp. I (or any of its subsidiaries or affiliates) as Purchaser, then the Success Fee may be paid, at the option of the Company, either in cash (as provided above) or the equivalent of $2,500,000 in shares of common stock of the public company entity that survives the Transaction, which stock is anticipated to be listed on the New York Stock Exchange American (the “Stock”). The number of shares of Stock that would be deliverable to BTIG in such event shall be equal to the greater of (i) 250,000 shares of Stock and (ii) the quotient obtained by dividing (x) $2,500,000 by (y) the VWAP of the Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined below) registering the resale of Stock, provided that clause (y) shall not be less than $2.00. Such Stock shall be delivered in book-entry form not later than forty-five (45) business days following the consummation of the Transaction. Any shares of Stock issued or transferred to BTIG in satisfaction of the Success Fee shall be free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such shares of the Stock (including, without limitation, any restrictions that may arise due to applicable securities laws); provided, however, that if the Company is unable at the time of such issuance or transfer to provide for the issuance or transfer of the Stock without any transfer restrictions that may arise due to applicable securities laws, then the Company shall enter (or cause the public company entity that survives the Transaction to enter) into an agreement with BTIG at such time, in form and substance mutually acceptable and on normal and customary terms (including, without limitation, the specific terms provided in this paragraph) to provide registration rights with respect to the Stock (the “Registration Rights”). Such Registration Rights shall include an agreement that the Company (or the public company entity that survives the Transaction) shall as soon as practicable, but in no event later than forty-five (45) business days after the consummation of the Transaction, file with the U.S. Securities and Exchange Commission a registration statement for the registration, under the Securities Act of 1933, as amended, of the resale of the Stock (the “Registration Statement”). The Company (or the public company entity that survives the Transaction) shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such Registration Statement, and a current prospectus relating thereto, until the earlier of (i) the date on which BTIG ceases to hold any of such Stock or (ii) such Stock may be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended (or any successor rule)) of the Company (or the public company entity that survives the Transaction). If such Registration Rights are not granted, or the Company (or the public company entity that survives the Transaction) does not comply in all material respects with the obligation of this paragraph to provide the Registration Rights, and fails to remedy such breach within thirty (30) days following receipt of notice of such breach from BTIG, the Company (or the public company entity that survives the Transaction) shall promptly pay to BTIG the Success Fee in cash.”

Amendment to Letter Agreement dated Nov 28, 2022

2.	Section 6(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(d) The provisions of Sections 3 (Expenses and Payments), 4 (Information), 5 (Indemnity, including Annex A), 6 (Term; Termination), 7 (Miscellaneous) and 8 (Right of First Refusal) shall survive any termination or expiration of this Agreement. The provisions of Section 2 (Fees) shall also survive any termination or expiration of this Agreement, other than (i) a termination by BTIG (except in the event of an Alternate Transaction, in which case BTIG’s right to a Termination Fee shall survive) or (ii) a termination by the Company for Cause. In the event of a termination of this Agreement by the Company for Cause, the Company shall be obligated to pay BTIG any unpaid Success Fee or Termination Fee that accrued prior to the “for Cause” event. Promptly after a termination of the engagement of BTIG hereunder (other than in the case of termination by the Company for Cause), the Company shall pay BTIG’s reasonable out-of-pocket expenses incurred during the term of the engagement, including the fees and disbursements of BTIG’s legal counsel, in accordance with Section 3 above. If the Company is not the ultimate surviving public company in the Transaction, the Company shall cause its obligations pursuant to this Agreement to be assumed promptly upon the consummation of the Transaction by the public company entity that survives the Transaction.”

3.	The Agreement is hereby amended by adding following paragraphs as Section 8 of the Agreement following Section 7 of the Agreement:

“8. Right of First Refusal. In the event that the Company consummates a Transaction with PROOF Acquisition Corp. I (or any of its subsidiaries or affiliates) as Purchaser, the Company hereby grants BTIG the right of first refusal to:

(a)              Be a joint bookrunner in the case of any public offering of the securities of the public company entity that survives the Transaction, or a joint placement agent in the case of a private placement of the securities of the public company entity that survives the Transaction, for a period of twenty-four (24) months following the consummation of the Transaction. The terms of such an engagement would be consistent with standard industry terms and mutually acceptable to the Company and BTIG; provided, however, that in no circumstance shall BTIG receive a percentage of the underwriting discount, placement fees, warrants, and any other associated fees that is less than the percentage of such underwriting discount, placement fees, warrants, and any other associated fees paid to any other underwriter in the case of a public offering or any other placement agent in the case of a private placement.

Amendment to Letter Agreement dated Nov 28, 2022

(b)              Be the exclusive capital markets advisor, exclusive financial advisor and the exclusive dealer manager to the public company entity that survives the Transaction in the case of any transaction involving (i) amendment(s) to the terms of the warrants of the public company entity that survives the Transaction (the “Warrants”), (ii) any exchange of the Warrants for cash and/or any other security and/or (iii) a tender offer involving the Warrants, for a period of twenty-four (24) months following the consummation of the Transaction. The terms of such engagement would be consistent with standard industry terms.

(c)              Be the joint financial advisor to the public company entity that survives the Transaction in connection with, whether in one or a series of transactions, any merger, reverse merger, acquisition, consolidation, reorganization, recapitalization, restructuring, buyout, joint venture, other business combination, or any alternate structure pursuant to which all or substantially all of the public company entity that survives the Transaction and any other party are combined, that is consummated or for which a definitive agreement is executed for a period of twenty-four (24) months following the consummation of the Transaction. The terms of such engagement would be consistent with standard industry terms; provided, however, that in no circumstance shall BTIG receive a percentage of the fees paid to financial advisors in connection with such transaction that is less than the percentage of such fees paid to any other financial advisor in connection with such transaction.

(d)             The foregoing notwithstanding, (i) BTIG shall not be obligated to act as the underwriter, placement agent or financial advisor, capital markets advisor or dealer manager and (ii) BTIG’s right of first refusal to serve as joint financial advisor pursuant to Section 8(c) hereof shall be subject to the rights granted by the Company prior to December 1, 2023 to 1858 Management Consulting, LLC (“1858”) as set forth in that certain engagement agreement between the Company and 1858, dated as of September 20, 2023.”

4.           The first sentence of Annex A to the Agreement is hereby amended to replace the phrase “the Agreement dated ___________, 2022” with the phrase “the Agreement dated November 28, 2022”.

5.           Except as expressly provided in this Amendment, the Agreement shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts of law.

6.           This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, while all such counterparts shall together constitute one and the same instrument.

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Amendment to Letter Agreement dated Nov 28, 2022

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the parties hereto as of the day and year first above written.

BTIG, LLC

By:	/s/JT Herman
Name:	JT Herman
Title:	Managing Director

VOLATO, INC.

By:	/s/Matt Liotta
Name:	Matt Liotta
Title:	Chief Executive Officer

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